Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement Form S-4 of Centerstate Banks, Inc. of our report dated March 14, 2014 with respect to the consolidated financial statements of First Southern Bancorp, Inc. as of December 31, 2013 and for each of the years in the three-year period ended December 31, 2013 and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Crowe Horwath LLP

Ft. Lauderdale, Florida

April 1, 2014